5. ACQUISITIONS
Effective at the close of business on May 25, 2007, the Municipal Bond Fund acquired the net assets of Evergreen Florida Municipal Bond Fund in a tax-free exchange for each of Class A, Class B, Class C and
Class I shares of the Fund. Shares were issued to Class A, Class B, Class C and Class I shareholders of Evergreen Florida Municipal Bond Fund at an exchange ratio of 1.23 for each of Class A, Class B, Class C and Class I shares of the Fund.
On the same date, the Municipal Bond Fund also acquired the net assets of Atlas National Municipal Bond Fund in a tax-free exchange for Class A shares of the Fund. Shares were issued to shareholders of Atlas National Municipal Bond Fund at an exchange ratio of 1.57 for Class A shares of the Fund.
The aggregate net assets of the Fund immediately prior to the acquisitions were $886,794,285.

The value of net assets acquired, unrealized appreciation acquired and number of shares issued were as follows:



Acquired Fund Evergreen Florida
Municipal Bond Fund Value of
Net Assets  $ 275,612,429

Unrealized Appreciation $6,438,841

Number of shares Issued
10,271,926 Class A
1,463,680 Class B
996,075 Class C
24,118,130 Class I

Acquired Fund Atlas National
Municipal Bond Fund
Value of Net Assets $ 137,902,639

Unrealized Appreciation 4,591,742
18,437,641 Class A

The aggregate net assets of the Fund
immediately after these acquisitions
were $1,300,309,353.